Exhibit 16.1


May 6, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of AutoNation, Inc.'s Form 8-K dated May 6, 2003 and have the following comments:

     1. We agree with the statements made in the second sentence of the first paragraph and the second, fourth and fifth paragraphs.

     2. We agree with the statement made in the third paragraph with respect to the period from May 31, 2002 through the date hereof. Our engagement as the independent public accountant of AutoNation, Inc. commenced on May 31, 2002 and, accordingly, we have no basis on which to agree or disagree with the statement as it relates to the period prior to May 31, 2002.

     3. We have no basis on which to agree or disagree with the statements made in the first, third and fourth sentences of the first paragraph and the sixth paragraph.


Yours truly,



DELOITTE & TOUCHE LLP


cc:      Mr. Craig T. Monaghan
         Chief Financial Officer
         AutoNation, Inc.